Exhibit 10.1
PERFORMANCE CASH AGREEMENT
ANDREW CORPORATION
MANAGEMENT INCENTIVE PLAN
     THIS AGREEMENT is made as of the                      day of                                          2005 between ANDREW CORPORATION, a Delaware corporation (the “Company”), and                                          (the “Participant”).
WITNESSETH:
     WHEREAS, the Company adopted the Andrew Corporation Management Incentive Plan (the “MIP”) for the purpose of providing performance-based incentives to selected key employees; and
     WHEREAS, the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”) has granted the Participant a Performance Cash Award under Section 6 of the MIP;
     NOW THEREFORE, in consideration of these premises, the parties hereto agree as follows:
     1. Award. The Company hereby awards to the Participant a “Performance Cash Award” in an amount equal to                     % of his/her annual base salary as of the date of payment, subject to attainment of the Performance Goal set forth in Section 2. This Award shall be subject to the terms and conditions of the MIP and this Agreement. Unless the context clearly provides otherwise, the capitalized terms in this Agreement shall have the meaning ascribed to such terms under the MIP.
     2. Performance Goal and Vesting. Subject to Section 3, the Performance Cash Award shall vest and become payable if, as of any Measurement Date during the Performance Period, the Performance Goal has been attained. If the Performance Goal is not attained by the last day of the Performance Period, no amount shall be payable to any person under this Agreement. For purposes of this Agreement, the following terms shall have the following meanings:
(a)	“Cumulative Free Cash Flow” means the cumulative dollar amount of the Company’s net operating cash flow less adjusted expenditures during the Performance Period, as determined in accordance with the Company’s normal accounting practices.

(b)	“Measurement Date” means each of September 30, 2007, September 30, 2008, and September 30, 2009.

(c)	“Performance Goal” means Cumulative Free Cash Flow of at least $ million.

(d)	“Performance Period” means the period beginning October 1, 2005 and ending September 30, 2009.

(e)	“Vesting Date” means the date of the Committee’s first regularly scheduled meeting following the Measurement Date, if any, at which the Committee certifies that the Performance Goal under this Section 2 has been attained.
     The Committee, in its sole and absolute discretion, shall determine the extent to which the Performance Goal has been met and may determine whether and to what extent to exclude extraordinary or non-recurring items. Further, the Committee may, in its sole discretion, increase or reduce the amount of the Performance Cash Award; provided, however, in the case of a Covered Employee (as defined in the MIP), the Committee may reduce but may not increase the amount of the Performance Cash Award, and may not waive the achievement of the Performance Goal, except as provided in the case of death or Disability, as described in Section 3(b)(ii) below, or as the Committee may provide upon certain events, as set forth in the MIP.
3.	Termination of Employment Prior to Vesting Date.

(a)	Termination of Employment for Reasons other than Death, Disability or Retirement. If, prior to the Vesting Date, a Participant terminates employment for any reason other than death, Disability or Retirement the Participant’s Performance Cash Award shall be forfeited as of such termination date.

(b)	Death, Disability or Retirement. If a Participant terminates employment by reason of death, Disability or Retirement prior to the end of the Performance Period, and prior to the Vesting Date, then the Participant’s Performance Cash Award shall not be forfeited. Instead, the Performance Cash Award may vest as follows:
(i)	Upon Retirement of a Participant, the Performance Cash Award will vest upon the Measurement Date in the Performance Period that the Performance Goal is attained, if any, and payment shall be made to the Participant (or his or her designated beneficiary or estate, if applicable) at the same time Performance Cash Award payments are made to other Participants for the Performance Period. If the Performance Goal is not attained by the end of the Performance Period, the Performance Cash Award shall be forfeited. For purposes of this Agreement, “Retirement” means the termination of a Participant’s employment with the Company and its affiliates for retirement purposes if such termination occurs (A) on or after his or her sixty-fifth birthday; or (B) on or after his or her fifty-fifth birthday with the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer’s retirement, with the consent of the Committee.
(ii)	Upon the death or Disability of a Participant, the targeted Performance Cash Award shall vest as of the date of such death or Disability (without regard to whether the Performance Goal has been met) and payment shall be made to the Participant or his or her designated beneficiary or estate, if applicable. For purposes of this Agreement, “Disability” means that a Participant is eligible for Social Security disability benefits or disability benefits under the Company’s long-term disability plan, based upon a determination by the Committee that the condition arose prior to termination of employment.
     4. Change in Control. In the event of a Change in Control (as defined below) prior to the last day of the Performance Period, all outstanding Performance Cash Awards which have not previously been forfeited or vested shall become fully vested and payable as if the Performance Goal set forth in Section 2 had been attained as of the date of such Change in Control.
     For purposes of this Agreement, a “Change in Control” means the happening of any of the following events:
(a)	the merger or consolidation of the Company with any other corporation following which the holders of the Company’s Common Stock immediately prior thereto hold less than 60% of the outstanding Common Stock of the surviving or resulting entity;

(b)	the sale of all or substantially all of the assets of the Company to any person or entity other than a wholly-owned subsidiary;

(c)	any person or group of persons acting in concert, or any entity, becomes the beneficial owner, directly or indirectly, of more than 20% of the Company’s outstanding Common Stock, other than an acquisition of more than 20%, in one or more transactions, of the Company’s outstanding Common Stock by (i) a passive institutional investor where such investor is eligible pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) to, and does, file a report of ownership on Schedule 13G with the Securities and Exchange Commission, (ii) a trustee or other fiduciary of an employee benefit plan maintained by the Company, or (iii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company;

(d)	those individuals who, as of the close of the most recent annual meeting of the Company’s stockholders, are members of the Board (the “Existing Directors”) cease for any reason to constitute more than 50% of the Board. For purposes of the foregoing, a new director will be considered an Existing Director if the election, or nomination for election by the Company’s stockholders, of such new director was approved by a vote of a majority of the Existing Directors. No individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened election contest subject to Rule 14a-11 under the Exchange Act or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board of Directors, including by reason of any agreement intended to avoid or settle any election proxy contest; or
(e)	the stockholders of the Company adopt a plan of liquidation.
     5. Settlement of Performance Cash Award. The Performance Cash Award shall be settled as a lump-sum cash payment, or, in the Company’s sole discretion, as shares of Common Stock.
     6. Tax Withholding. This Agreement is subject to all applicable Federal, state, local, domestic, or foreign withholding taxes. The Company may withhold cash (or Common Stock, if the Performance Cash Award is paid in such form) in an amount sufficient to satisfy such withholding requirements. Alternatively, if the Performance Cash Award is paid in the form of Common Stock, the Company may require the Participant to pay the Company, in cash, an amount sufficient to satisfy such withholding requirements.
     7. Rights Not Conferred. Nothing contained in the MIP or in this Agreement shall confer upon the Participant any right with respect to continued employment by the Company or any affiliate or interfere in any way with the right of the Company to terminate the employment of the Participant at any time. The Participant shall have none of the rights of a stockholder with respect to any Performance Cash Award made in the form of Common Stock until such time that shares of Common Stock are delivered to the Participant in settlement thereof.
     8. Agreement Not Assignable. This Agreement and the Performance Cash Award hereunder may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant except by will or the laws of descent and distribution.
     9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.
     10. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Via On-Line Acceptance

Participant’s Signature

ANDREW CORPORATION

By:

Ralph E. Faison
President and Chief Executive Officer
Andrew Corporation

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